Exhibit 3.2

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “HARKEN ENERGY CORPORATION”, CHANGING ITS NAME FROM “HARKEN ENERGY CORPORATION” TO “HKN, INC.”, FILED IN THIS OFFICE ON THE FOURTH DAY OF JUNE, A.D. 2007, AT 2:04 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SIXTH DAY OF JUNE, A.D. 2007.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
0862807 8100	AUTHENTICATION:	5726891
070668975	DATE:	06-04-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:04 PM 06/04/2007
FILED 02:04 PM 06/04/2007
SRV 070668975 – 0862807 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF RESTATED CERTIFICATE OF INCORPORATION

OF HARKEN ENERGY CORPORATION

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors (the “Board”) of Harken Energy Corporation (the “Corporation”), has duly adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of said Corporation to effect a one-for twenty-two and four-tenths reverse split of the Corporation’s common stock, par value $0.01 (the “Common Stock”), declaring said amendment to be advisable and calling for the amendment to be considered at the next regularly scheduled annual meeting of the stockholders of said Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, subject to approval by the Corporation’s stockholders, it is advisable and in the best interest of the Corporation to effect a one-for-twenty-two and four-tenths reverse split of the outstanding shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), to maintain the par value of the Common Stock at $0.01 per share (the “Reverse Split”), so that every twenty-two and four-tenths shares of Common Stock issued and outstanding on the effective date of the Certificate of Amendment will be converted into one share of Common Stock.

This Reverse Split will require the amendment of Article Four of the Restated Certificate of Incorporation by replacing the first five paragraphs as follows:

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is Three Hundred Thirty-five Million (335,000,000), of which Three Hundred Twenty-five Million (325,000,000) shall be designated as Common Stock of the par value of One Cent ($0.01) per share and Ten Million (10,000,000) shall be designated as Preferred Stock of the par value of One Dollar ($1.00) per share.

The Corporation does, by Amendment to the Restated Certificate of Incorporation effective June 6, 2007 (the “Effective Date”), reclassify its shares of Common Stock, par value $0.01 per share (the “Old Common Stock”) issued and outstanding immediately before the Effective Date and cancel its unissued shares of Old Common Stock unissued before the Effective Date.

All of the shares of Old Common Stock that were authorized but unissued immediately before the Effective Date shall be canceled. The Old Common Stock shall be superseded by the authorized but unissued shares of Common Stock, $0.01 par value of the Corporation.

Each twenty-two and four-tenths shares of Old Common Stock outstanding immediately before the Effective Date, and each twenty-two and four-tenths shares of Old Common Stock issuable pursuant to an instrument exercisable for shares of Old Common Stock (including, but not limited to, all outstanding convertible preferred stock and warrants to acquire Old Common Stock) shall, on the Effective Date, be reclassified as and converted into, and become a right to receive, and the holders of the outstanding Old Common Stock or instruments exercisable for such Old Common Stock shall be entitled to receive therefore upon surrender of the certificates representing such shares of Old Common Stock to the Corporation, or upon exercise of such instrument, one share of Common Stock, $0.01 par value of the Corporation, subject to the treatment of fractional shares set forth herein.

No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will pay a cash adjustment in respect of such fraction of a share in an amount equal to the same fraction of the closing sale price of the Common Stock as quoted on the American Stock Exchange, or such other representative price as determined by the officers of the Corporation, as of the closing of business on June 5, 2007.

SECOND: That the Board of Directors (the “Board”) of Harken Energy Corporation (the “Corporation”), has duly adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of said Corporation to effect a name change for the Corporation from Harken Energy Corporation to HKN, Inc., declaring said amendment to be advisable and calling for the amendment to be considered at the next regularly scheduled annual meeting of the stockholders of said Corporation.  The resolution setting forth the proposed amendment is as follows;

RESOLVED, that, subject to approval by the Corporation’s stockholders, it is advisable and in the best interest of the Corporation to effect a name change for the Company from Harken Energy Corporation to HKN, Inc.

This name change will require the amendment of Article One of the Certificate of Incorporation by replacing Article One as follows:

ARTICLE ONE

The name of the corporation is HKN, Inc.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, the regular annual meeting of the stockholders of said Company was duly called and held upon notice given to shareholders in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

FOURTH: That the effective date of these amendments to Article One and Article Four of the Company’s Restated Certificate of Incorporation shall be June 6, 2007.

FIFTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Company has caused this certificate to be signed this 21st day of May, 2007.

By:	/s/ Elmer A. Johnston
Authorized Officer

Title:	Vice President and Secretary

Name:	Elmer A. Johnston